          NEWS RELEASE

Media Contact: Gia L. Oei, 603-929-2489 E-mail: Gia.Oei@fishersci.com	Investor Contact: Carolyn Miller, 603-929-2381 E-mail: Carolyn.Miller@fishersci.com

Fisher Scientific Reports Record Sales and Cash Flow;
Fourth-Quarter Pro Forma EPS of 76 cents;
Company Reaffirms 2005 EPS Guidance Range of $3.45 - $3.60

HAMPTON, N.H., Feb. 8, 2005 — Fisher Scientific International Inc. (NYSE: FSH), a world leader in serving science, today reported its results for the fourth quarter and full year that ended Dec. 31, 2004.

Highlights of Fisher’s performance in 2004 include:

•	Record sales of $4,662.7 million, a 30.8 percent increase over 2003;

•	Record operating cash flow of $392.8 million; and

•	Diluted earnings per share of $2.89, excluding nonrecurring charges and special items detailed below.

Guidance highlights:

•	Fisher is confirming its previously issued full-year 2005 EPS guidance of $3.45 to $3.60.

•	The integration of Apogent Technologies Inc. is on track. The company continues to expect to achieve $55 million of cost savings by the end of 2005.

•	The company is raising its guidance for 2005 operating cash flow by $30 million to the range of $540 million to $570 million.

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Fisher Scientific Reports Record Sales and Cash Flow — Page 2

     “We had an outstanding year, achieving record sales due to strong organic growth in our largest business — scientific products and services — and contributions from Apogent, Oxoid and Dharmacon,” said Paul M. Montrone, chairman and chief executive officer. “We have made considerable progress on the integration of Apogent and are excited about our growth opportunities for 2005 and beyond.”

Fourth-Quarter Reported Results

     Sales for the fourth quarter increased 36.3 percent to $1,331.1 million compared with $976.5 million in the corresponding period of 2003. Excluding the effect of foreign exchange, sales totaled $1,304.6 million in the fourth quarter, a 33.6 percent increase over the same quarter in 2003.

     Fourth-quarter net income was $51.0 million, or 41 cents per diluted share, compared with $18.6 million, or 28 cents per diluted share, in the fourth quarter of 2003. Net income for the fourth quarter includes $43.2 million, net of tax ($93.9 million pre-tax) of nonrecurring costs and special items, which are excluded from the pro forma results discussed below. Special items include a gain on a sale of an investment and a credit in the income-tax provision related to finalizing certain tax audits. Nonrecurring costs include planned acquisition and integration costs, merger-related refinancing costs, and write-offs of goodwill and other long-lived assets primarily associated with the company’s lab-workstations segment.

     The fourth-quarter results were favorably affected by a reduction in the company’s annual effective tax rate for 2004, excluding nonrecurring charges and special items, to 29 percent from 30 percent. To adjust for the decrease, the effective tax rate for the fourth quarter, excluding nonrecurring and special items, was 27 percent. This compares to an effective tax rate of 28 percent in 2003.

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Fisher Scientific Reports Record Sales and Cash Flow — Page 3

Full-Year 2004 Reported Results

     For the year ended Dec. 31, 2004, sales totaled $4,662.7 million, a 30.8 percent increase over sales in 2003, reflecting strong performance in our key markets and the addition of Apogent. Excluding the effect of foreign exchange, sales totaled $4,567.6 million in 2004, a 28.1 percent increase over the prior year. Full-year net income was $166.4 million, or $1.80 per diluted share, and includes $100.3 million, net of tax ($183.2 million pre-tax), of nonrecurring costs and special items previously discussed and outlined in the attached supplementary tables. Net income for 2003 was $78.4 million, or $1.29 per diluted share, and includes $64.6 million, net of tax, of nonrecurring charges associated with the company’s debt refinancings in the first and fourth quarters of 2003 and costs related to the Perbio transaction.

     Cash from operations for the year ended Dec. 31, 2004, totaled a record $392.8 million, reflecting an increase in earnings and continued improvements in working-capital management. Capital expenditures increased to $93.4 million, primarily the result of increased investment in the company’s biosciences and clinical-services businesses. Free cash flow, defined as cash from operations less capital expenditures, totaled $299.4 million for the year.

Pro Forma Financial Results

     The following discussion excludes previously disclosed nonrecurring charges and special items in 2003 and 2004. In the attached supplementary information tables, these items are reconciled to the most directly comparable financial measures computed in accordance with accounting principles generally accepted in the United States (GAAP).

     Income from operations for the fourth quarter increased 107.9 percent to $158.6 million compared with $76.3 million in the same quarter of 2003.

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Fisher Scientific Reports Record Sales and Cash Flow — Page 4

     Fourth-quarter net income more than doubled to $94.2 million compared with net income of $39.5 million in the corresponding period of 2003, reflecting an improvement in operating income, partially offset by an increase in interest expense. Diluted earnings per share (EPS) were 76 cents in the fourth quarter compared with 59 cents per share in the fourth quarter of 2003.

     Income from operations for the full year increased to $476.3 million from $276.7 million during 2003. Net income for the full year increased to $266.7 million compared with net income of $143.0 million in 2003. EPS was $2.89 per diluted share in 2004 compared with $2.36 per diluted share in the prior year.

Business-Segment Results

     Fourth-quarter sales of scientific products and services reached $976.2 million, representing a 40.1 percent increase from $696.6 million in the prior-year period. Excluding the effect of foreign exchange, sales of scientific products and services in the fourth quarter totaled $952.0 million, a 36.7 percent increase compared with the same period in 2003, with six points of this increase from organic growth. Organic sales growth was driven by strong sales to pharmaceutical and biotechnology customers; colleges and universities; and continued improvements in the international markets Fisher serves. Fourth-quarter operating income for the scientific products and services segment increased to $120.4 million from $64.7 million in the corresponding period of 2003.

     For the full year, sales of scientific products and services rose by 38.1 percent to $3,454.7 million from $2,501.0 million in 2003. Full-year operating income grew to $375.5 million, compared with $230.0 million in the previous year.

     In the fourth quarter of 2004, healthcare sales totaled $319.9 million, a 36.1 percent increase over the prior year’s quarter, reflecting contributions from Apogent, which were partially offset by a three percent decline in organic revenue. The decline in organic revenue was due to Fisher’s ongoing efforts to drive operating-income improvement in this segment at the expense of revenue growth and stronger sales during the 2003 flu season.

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Fisher Scientific Reports Record Sales and Cash Flow — Page 5

     Operating income for the healthcare segment totaled $37.3 million in the fourth quarter compared with $9.6 million in the same period in 2003. Sales for the full year increased 21.7 percent to $1,067.4 million compared with $877.2 million in the previous year, while full-year operating income increased to $98.3 million from $35.7 million in 2003.

     Fourth-quarter sales in the laboratory-workstations segment totaled $49.8 million, which was relatively flat with the prior-year period. The lab-workstations segment had operating income in the fourth quarter of $0.9 million versus $1.8 million in the corresponding quarter of 2003. The decline in operating income was due primarily to a change in project mix. Full-year sales were $176.1 million, compared with $206.1 million in 2003. Operating income declined to $2.8 million in 2004 compared with $11.1 million in 2003.

     Order activity in the laboratory-workstations segment increased during the fourth quarter with backlog at approximately $134 million at the end of 2004, compared with $105 million at the end of 2003.

Apogent Acquisition Fair-Value Revisions

     Fisher will revise the estimated fair values used to record the debt assumed and equity securities issued in the Apogent merger in its financial statements for the third quarter of 2004. These non-cash adjustments increase reported net income and diluted earnings per share. Pro forma diluted EPS will increase by 1 cent. The changes will not affect Fisher’s third-quarter 2004 revenue, operating income or cash flow. They will also not affect future revenue, earnings or cash flow.

     Accounting rules require Fisher to record all of Apogent’s assets and liabilities at their estimated fair value as of Aug. 2, 2004, the date of the acquisition. Estimating fair value for accounting purposes can be complex and technical and involves judgments. Fisher has now determined that the original methods used to estimate the fair value of the debt assumed and equity securities issued in the acquisition of Apogent should be adjusted.

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Fisher Scientific Reports Record Sales and Cash Flow — Page 6

     As a result, Fisher will revise its earnings for the third quarter to increase reported income before taxes by $40.1 million, increase reported net income by $25.3 million and increase reported diluted earnings per share by 24 cents. These changes reflect a $39.3 million reduction in the $54.8 million charge that was recorded in the third quarter for merger-related debt refinancings.

     In addition, the company will record non-cash, balance-sheet adjustments to decrease goodwill and stockholders’ equity by approximately $180 million, reflecting revisions to the fair values used to record Apogent debt assumed and the equity securities issued by Fisher in the transaction. Fisher will file an amended quarterly report on Form 10-Q for the period ended Sept. 30, 2004, with the Securities and Exchange Commission, containing revised financial statements to reflect these changes.

Company Outlook

     For 2005, Fisher is confirming its previously issued full-year EPS guidance of $3.45 to $3.60, which includes approximately 23 cents of intangible amortization expense. The company continues to expect full-year revenue growth, excluding foreign-exchange effects, of approximately 20.0 percent to 22.0 percent and operating margins of 13.3 percent to 13.5 percent.

     The company’s outlook for 2005 by segment follows:

Segment	Revenue Growth Rate	Operating Margin
(excluding foreign
exchange)
Scientific products and services	21.0% to 24.0%	13.7% to 14.0%
Healthcare products and services	20.0% to 23.0%	13.0% to 13.3%
Lab workstations	4.0% to 7.0%	1.0% to 2.0%
Consolidated	20.0% to 22.0%	13.3% to 13.5%

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Fisher Scientific Reports Record Sales and Cash Flow — Page 7

     Fisher’s guidance assumes a 30 percent tax rate and an estimated diluted share count of 127 million, which includes the effect of outstanding convertible notes based on the treasury stock method. The company’s guidance continues to include Apogent integration savings of $55 million, which, on a quarterly basis, will increase throughout the year, with roughly $20 million realized in the first half.

     The guidance excludes one-time costs for the Apogent transaction of $60 million related to inventory step-up amounts, restructuring and other integration costs. These one-time costs include cash charges of $40 million.

     Due to continued improvements in working capital, the company is raising its guidance for 2005 operating cash flow, which is now expected to be in the range of $540 million to $570 million. Capital expenditures are estimated to be approximately $155 million in 2005 and include facility expansions related to the integration of selected manufacturing operations and the transfer of production to lower-cost facilities. Free cash flow is projected to be in the range of $385 million to $415 million.

     Fisher expects first-quarter EPS to be in the range of 77 cents to 81 cents.

Upcoming Presentations

Fisher Scientific will present at the following conferences:

•	Merrill Lynch Global Pharmaceutical, Biotechnology and Medical Device conference, Feb. 10 at 9:30 a.m. at the Grand Hyatt Hotel in New York City. Access to the webcast of the presentation and the presentation slides will be available on the company’s Web site at www.fisherscientific.com on the day of the conference.

•	Lehman Brothers Global Healthcare Conference, March 30 – April 1, at the Loews Miami Beach Hotel in Miami.

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Fisher Scientific Reports Record Sales and Cash Flow — Page 8

•	Robert W. Baird & Company Growth Stock Conference, May 10 – 12, at The Four Seasons Hotel in Chicago.

•	Banc of America Healthcare Conference, May 17 – 19, at the Four Seasons Hotel in Las Vegas.

•	Goldman Sachs Global Healthcare Conference, June 13 – 16, at the Ritz-Carlton Laguna Niguel Hotel in Dana Point, Calif.

Conference Call Scheduled

     Fisher will host a teleconference to discuss its 2004 financial results and 2005 guidance on Wednesday, Feb. 9, at 10 a.m. EST. Interested parties who would like to participate may call 800-299-8538 (passcode: Fisher Scientific). International callers should dial (+1) 617-786-2902. Following the call, an audio replay will be available for 10 days. Callers from the United States should dial 888-286-8010. International callers should dial (+1) 617-801-6888. The conference replay code is 91874487. The conference call will also be webcast on Fisher’s Web site (www.fisherscientific.com). The webcast may be accessed on the Investor Relations Info page and will be archived until March 9.

Fisher Scientific: A World Leader in Serving Science

Fisher Scientific International Inc. (NYSE: FSH) is a leading provider of products and services to the scientific community. Fisher facilitates discovery by supplying researchers and clinicians in labs around the world with the tools they need. We serve pharmaceutical and biotech companies; colleges and universities; medical-research institutions; hospitals; reference, quality-control, process-control and R&D labs in various industries; as well as governments and first responders. From biochemicals, cell-culture media and proprietary RNAi technology to rapid-diagnostic tests, safety products and other consumable supplies, Fisher provides more than 600,000 products and services. This broad offering, combined with Fisher’s globally integrated supply chain and unmatched sales and marketing presence, helps make our 350,000 customers more efficient and effective at what they do.

Founded in 1902, Fisher Scientific is a FORTUNE 500 company and is a component of the S&P 500 Index. Fisher has approximately 17,000 employees worldwide, and our annual revenues are expected to exceed $5 billion in 2005. Fisher Scientific is a company committed to high standards and delivering on our promises — to customers, shareholders and employees alike. Additional information about Fisher is available on the company’s Web site at www.fisherscientific.com.

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Fisher Scientific Reports Record Sales and Cash Flow — Page 9

This announcement includes forward-looking statements. Fisher Scientific has based these forward-looking statements on its current expectations and projections about future events. Although Fisher Scientific believes that its assumptions made in connection with the forward-looking statements are reasonable, no assurances can be given that its assumptions and expectations will prove to have been correct. These forward-looking statements are subject to various risks, uncertainties and assumptions. Fisher Scientific undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this announcement might not occur.

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Table 1

Fisher Scientific International Inc.
Statement of Operations
(in millions, except per share data)
(unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2004	2003	2004	2003
Sales	$1,331.1	$976.5	$4,662.7	$3,564.4

Cost of sales	900.6	722.3	3,285.6	2,624.9

Selling, general and administrative expense	383.4	191.5	1,082.3	680.9

Restructuring expense	6.2	—	7.8	—

Income from operations	40.9	62.7	287.0	258.6

Interest expense	31.1	22.5	104.8	84.8

Other (income) expense, net	(25.5)	18.5	(10.2)	77.7

Income before income taxes	35.3	21.7	192.4	96.1

Income tax (benefit) provision	(15.7)	3.1	26.0	17.7

Net income	$51.0	$18.6	$166.4	$78.4

Basic net income per common share	$0.43	$0.30	$1.93	$1.38

Diluted net income per common share	$0.41	$0.28	$1.80	$1.29

Weighted average common shares outstanding:
Basic	117.8	62.8	86.2	56.9

Diluted	124.2	66.6	92.2	60.6

Table 2

Fisher Scientific International Inc.
Segment Results
(in millions)
(unaudited)

	Three Months Ended			Twelve Months Ended
	December 31,			December 31,
		Growth			Growth
	2004	Rate	2003	2004	Rate	2003
Revenue
Scientific Products and Services	$976.2	40.1%	$696.6	$3,454.7	38.1%	$2,501.0

Healthcare Products and Services	319.9	36.1%	235.0	1,067.4	21.7%	877.2

Laboratory Workstations	49.8	-0.4%	50.0	176.1	-14.6%	206.1

Eliminations	(14.8)		(5.1)	(35.5)		(19.9)

Total	$1,331.1	36.3%	$976.5	$4,662.7	30.8%	$3,564.4

	Three Months Ended				Twelve Months Ended
	December 31,				December 31,
		Operating		Operating		Operating		Operating
	2004	Margin	2003	Margin	2004	Margin	2003	Margin
Operating Income
Scientific Products and Services	$120.4	12.3%	$64.7	9.3%	$375.5	10.9%	$230.0	9.2%

Healthcare Products and Services	37.3	11.7%	9.6	4.1%	98.3	9.2%	35.7	4.1%

Laboratory Workstations	0.9	1.8%	1.8	3.6%	2.8	1.6%	11.1	5.4%

Eliminations	—		0.2		(0.3)		(0.1)

Segment sub-total	158.6	11.9%	76.3	7.8%	476.3	10.2%	476.3	7.8%

Restructuring expense	(6.2)		—		(7.8)		—
Other nonrecurring charges	(88.9)		—		(98.6)		—
Inventory step-up	(22.6)		(13.6)		(82.9)		(18.1)

Operating income	$40.9	3.1%	$62.7	6.4%	$287.0	6.2%	$258.6	7.3%

Table 3

Fisher Scientific International Inc.
Condensed Balance Sheet
(in millions)
(unaudited)

	December 31,	December 31,
	2004	2003
ASSETS

Current assets:
Cash and cash equivalents	$162.5	$83.8
Accounts receivable, net	636.6	432.7
Inventories	622.0	355.4
Other current assets	271.3	138.9

Total current assets	1,692.4	1,010.8

Property, plant and equipment	793.2	440.9
Goodwill and other assets	5,603.0	1,407.7

Total assets	$8,088.6	$2,859.4

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Short-term debt	$39.4	$12.0
Accounts payable	470.2	377.7
Accrued and other current liabilities	445.0	258.8

Total current liabilities	954.6	648.5

Long-term debt	2,309.2	1,386.1
Other liabilities	932.1	249.4

Total liabilities	4,195.9	2,284.0

Stockholders’ equity	3,892.7	575.4

Total liabilities and stockholders’ equity	$8,088.6	$2,859.4

Certain account balances may be reclassified as the Company refines its purchase price allocation for the Apogent transaction

Table 4

Fisher Scientific International Inc.
Condensed Statement of Cash Flows

(in millions)
(unaudited)

	Twelve Months Ended
	December 31,
	2004	2003
Cash flows from operating activities:
Net income	$166.4	$78.4
Depreciation and amortization	143.3	82.8
Other adjustments to reconcile net income to cash provided by operating activities	57.1	84.2
Changes in working capital and other assets and liabilities	26.0	(27.4)

Cash provided by operating activities	392.8	218.0

Cash flows from investing activities:
Capital expenditures	(93.4)	(80.2)
Acquisitions and other investing activity	(313.6)	(686.2)

Cash used in investing activities	(407.0)	(766.4)

Cash flows from financing activities:	83.2	583.7

Effect of exchange rate changes on cash	9.7	9.7
Net change in cash and cash equivalents	78.7	45.0
Cash and cash equivalents — beginning of period	83.8	38.8

Cash and cash equivalents — end of period	$162.5	$83.8

Table 5

Fisher Scientific International Inc.
Statement of Operations

Supplemental Information
(in millions, except per share data)
(unaudited)

	Three Months Ended
	December 31, 2004			December 31, 2003
	As		As	As		As
	Reported	Adjustments	Adjusted	Reported	Adjustments	Adjusted
Sales	$1,331.1	$—	$1,331.1	$976.5	$—	$976.5
Cost of sales	900.6	(28.5)	872.1	722.3	(13.6)	708.7
Selling, general and administrative expense	383.4	(83.0)	300.4	191.5	—	191.5
Restructuring expense	6.2	(6.2)	—	—	—	—

Income from operations	40.9	117.7	158.6	62.7	13.6	76.3
Interest expense	31.1	—	31.1	22.5	—	22.5
Other (income) expense, net	(25.5)	23.8	(1.7)	18.5	(19.6)	(1.1)

Income before income taxes	35.3	93.9	129.2	21.7	33.2	54.9
Income tax (benefit) provision	(15.7)	50.7	35.0	3.1	12.3	15.4

Net income	$51.0	$43.2	$94.2	$18.6	$20.9	$39.5

Diluted net income per common share	$0.41	$0.35	$0.76	$0.28	$0.31	$0.59

Diluted weighted average common shares outstanding	124.2		124.2	66.6		66.6

Table 5A

Fisher Scientific International Inc.
Statement of Operations
Supplemental Information
(in millions)
(unaudited)

Three Months Ended December 31, 2004

		Cost of	SG&A	Restructuring	Income from	Interest	Other	Income Before	Income Tax
Pro Forma Adjustment	Sales	Sales	Expense	Expense	Operations	Expense	Income	Income Taxes	Provision	Net Income
(1)Acquisition and integration costs	$—	$(26.6)	$(11.3)	$—	$37.9	$—	$—	$37.9	$13.3	$24.6
(2)Restructuring expense	—	—	—	(6.2)	6.2	—	—	6.2	2.0	4.2
(3)Refinancing costs	—	—	—	—	—	—	1.1	(1.1)	(0.3)	(0.8)
(4)Gain on sale of investment, net of contribution to foundation	—	—	(6.0)	—	6.0	—	22.7	(16.7)	1.0	(17.7)
(5)Impairment of long-lived assets	—	(1.9)	(65.7)	—	67.6	—	—	67.6	23.7	43.9
(6)Income tax provision	—	—	—	—	—	—	—	—	11.0	(11.0)

	$—	$(28.5)	$(83.0)	$(6.2)	$117.7	$—	$23.8	$93.9	$50.7	$43.2

Three Months Ended December 31, 2003

		Cost of	SG&A	Restructuring	Income from	Interest	Other	Income Before	Income Tax
Pro Forma Adjustment	Sales	Sales	Expense	Expense	Operations	Expense	Income	Income Taxes	Provision	Net Income
Acquisition and integration costs	$—	$(13.6)	$—	$—	$13.6	$—	$—	$13.6	$5.0	$8.6
Refinancing costs	—	—	—	—	—	—	(19.6)	19.6	7.3	12.3

	$—	$(13.6)	$—	$—	$13.6	$—	$(19.6)	$33.2	$12.3	$20.9

(1)	Represents planned inventory step-up and integration costs.

(2)	Represents integration related costs.

(3)	Represents refinancing costs associated with redeeming Apogent’s 2.25% convertible notes.

(4)	Represents a $22.7 million gain, pre-tax, attributable to an investment that was sold in the fourth quarter. Of this gain, $6.0 million was donated to Fisher’s foundation.

(5)	Represents a write-off of goodwill and other long-lived assets primarily associated with the company’s laboratory workstation segment and the closure of an operation in the company’s scientific products and services segment.

(6)	Represents a credit related to finalizing certain domestic and foreign tax audits and negotiations.

Table 6

Fisher Scientific International Inc.
Statement of Operations
Supplemental Information
(in millions, except per share data)
(unaudited)

	Twelve Months Ended
	December 31, 2004			December 31, 2003
	As		As	As		As
	Reported	Adjustments	Adjusted	Reported	Adjustments	Adjusted

Sales	$4,662.7	$—	$4,662.7	$3,564.4	$—	$3,564.4

Cost of sales	3,285.6	(90.4)	3,195.2	2,624.9	(18.1)	2,606.8

Selling, general and administrative expense	1,082.3	(91.1)	991.2	680.9	—	680.9

Restructuring expense	7.8	(7.8)	—	—	—	—

Income from operations	287.0	189.3	476.3	258.6	18.1	276.7

Interest expense	104.8	—	104.8	84.8	(2.8)	82.0

Other expense (income), net	(10.2)	6.1	(4.1)	77.7	(81.6)	(3.9)

Income before income taxes	192.4	183.2	375.6	96.1	102.5	198.6

Income tax provision	26.0	82.9	108.9	17.7	37.9	55.6

Net income	$166.4	$100.3	$266.7	$78.4	$64.6	$143.0

Diluted net income per common share	$1.80	$1.09	$2.89	$1.29	$1.07	$2.36

Diluted weighted average common shares outstanding	92.2		92.2	60.6		60.6

Table 6A

Fisher Scientific International Inc.
Statement of Operations
Supplemental Information
(in millions)
(unaudited)

Twelve Months Ended December 31, 2004

		Cost of	SG&A	Restructuring	Income from	Interest	Other	Income Before	Income Tax
Pro Forma Adjustment	Sales	Sales	Expense	Expense	Operations	Expense	Expense	Income Taxes	Provision	Net Income
(1)Acquisition and integration costs	$—	$(88.5)	$(19.4)	$—	$107.9	$—	$—	$107.9	$38.3	$69.6
(2)Restructuring expense	—	—	—	(7.8)	7.8	—	—	7.8	2.6	5.2
(3)Refinancing costs	—	—	—	—	—	—	(16.6)	16.6	6.2	10.4
(4)Gain on sale of investment, net of contribution to foundation	—	—	(6.0)	—	6.0	—	22.7	(16.7)	1.0	(17.7)
(5)Goodwill/intangible asset impairment	—	(1.9)	(65.7)	—	67.6	—	—	67.6	23.8	43.8
(6)Income tax provision	—	—	—	—	—	—	—	—	11.0	(11.0)

	$—	$(90.4)	$(91.1)	$(7.8)	$189.3	$—	$6.1	$183.2	$82.9	$100.3

Twelve Months Ended December 31, 2003

		Cost of	SG&A	Restructuring	Income from	Interest	Other	Income Before	Income Tax
Pro Forma Adjustment	Sales	Sales	Expense	Expense	Operations	Expense	Expense	Income Taxes	Provision	Net Income
Acquisition and integration costs	$—	$(18.1)	$—	$—	$18.1	$—	$—	$18.1	$6.7	$11.4
Refinancing costs	—	—	—	—	—	(2.8)	(81.6)	84.4	31.2	53.2
	—	—	—	—	—	—	—	—	—

	$—	$(18.1)	$—	$—	$18.1	$(2.8)	$(81.6)	$102.5	$37.9	$64.6

(1)	Represents planned inventory step-up and integration costs.
(2)	Represents integration related costs.
(3)	Represents refinancing costs associated with redeeming Apogent’s 2.25% convertible notes.
(4)	Represents a $22.7 million gain, pre-tax, attributable to an investment that was sold in the fourth quarter. Of this gain, $6.0 million was donated to Fisher’s foundation.
(5)	Represents a write-off of goodwill and other long-lived assets primarily associated with the company’s laboratory workstation segment and the closure of an operation in the company’s scientific products and services segment.
(6)	Represents a credit related to finalizing certain domestic and foreign tax audits and negotiations.

Table 7

Fisher Scientific International Inc.
Statement of Operations
Supplemental Information
Reconciliation of Net Income to EBITDA
(in millions)
(unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2004	2003	2004	2003
Net income	$51.0	$18.6	$166.4	$78.4
Income tax provision	(15.7)	3.1	26.0	17.7
Interest expense	31.1	22.5	104.8	84.8
Amortization of deferred financing fees	(3.0)	(0.8)	(5.5)	(3.4)
Depreciation and amortization	51.1	24.6	143.3	82.8
Accelerated depreciation — included in acquisition and integration costs	(5.7)	—	(5.7)	—
Acquisition and integration costs	37.9	13.6	107.9	18.1
Restructuring expense	6.2	—	7.8	—
Refinancing costs	(1.1)	19.6	16.6	81.6
Gain on sale of investment, net of contribution to foundation	(16.7)	—	(16.7)	—
Impairment of long-lived assets	67.6	—	67.6	—

Adjusted EBITDA	$202.7	$101.2	$612.5	$360.0